Exhibit 4.57

ABN•AMRO

The Directors of
Aegean Oil Terminal Corporation
c/o Aegean Marine Petroleum Network Inc.
Akti Kondyli 10
185 45, Piraeus
Greece

10 May 2012

Dear Sirs

Third Amendment Letter

1
We refer to the Facility granted by ABN AMRO Bank N.V. (the Bank) to Aegean Marine Petroleum S.A., Aegean Petroleum International Inc. and Aegean Oil Terminal Corporation (each a Borrower together the Borrowers) as per the facility letter dated 21 June 2011 and its amendment letters dated 15 November 2011 and 27 January 2012 (together the Facility Letter).

2	Unless indicated otherwise, the definitions in the Facility Letter and the Bank's Commodity Facility Terms and Conditions apply in this letter (the Amendment Letter).

3	The purpose of this Amendment Letter is to extend the Sub Limit 3 Maturity Date and to introduce a new Sub Limit 4.

4	With effect from the date of this Amendment Letter, the Facility Letter shall be amended as follows:

(a)	in paragraph 1.5 sub paragraph (a) shall be deleted and replaced with the following wording:

"(a)
a sub limit of USD 60,000,000 to finance goods stored in Borrowers' own vessels (floating storage) off shore Fujairah (United Arab Emirates) represented by Bills of Lading (B/L's) (Sub Limit purpose) described in more detail in Schedule 1 (Sub Limit 1);

(b)	in paragraph 1.5 sub paragraph (c) the Sub Limit 3 Maturity Date of 15 May 2012 is extended by one month until 15 June 2012 and the maximum term for Utilisations of 180 days is extended to 210 days;

(c)	in paragraph 1.5 a new sub paragraph (d) is inserted after sub paragraph (c) with the following wording:

"(d)
a sub limit of USD 20,0000 to finance Borrowers' receivables of goods financed by the Bank that are sold and delivered but not yet invoiced (Sub Limit purpose) for a maximum tenor of 7 days, described in more detail in Schedule 1 (Sub Limit 4); ";

(d)	in paragraph 2.2 ( Security Documents) the wording of sub paragraph (e) shall be deleted and replaced by "[intentionally left blank]";

(e)	in paragraph 3 (Financial Covenants) sub paragraph 3.3 shall be deleted and replaced with the following wording:

"3.3
Each Borrower shall ensure that at all times the current ratio of the Group is not less than 1.10 until 31 March 2013 and not less than 1.15 from 31 March 2013 onwards, where the Group's current ratio is the total of its current assets (less loans it has made to shareholders, directors or related companies) divided by its current liabilities."; and

(f)	Schedule 1 to the Facility Letter shall be replaced by the attached Schedule 1;

5	This Amendment Letter is designated a Finance Document for the purposes of the Facility Letter and is also subject to the Bank's Commodity Facility Terms and Conditions and General

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

ABN•AMRO

Conditions. Both the Commodity Facility Terms and Conditions and the General Conditions of the Bank, have been provided to the Borrowers, and the Borrowers confirm to have taken notice of and accept the contents of the Commodity Facility Terms and Conditions and the General Conditions.

6
The Bank will not make the Facility as amended by this Amendment Letter available until the Bank has received all of the documents, payments and other evidence specified below in a form and substance satisfactory to the Bank:

(a)	this Amendment Letter, duly signed as accepted by all Obligors;

(b)	certified copies of the directors and shareholders' resolutions (if required) of each Obligor authorising it to enter into the Finance Documents; and

(c)	payment of a one-off USD 50,000 extension fee in respect of Sub Limit 3.

7	The parties confirm that, as amended by this Amendment Letter, the Facility Letter remains in full force and effect.

8
We kindly ask you to confirm your agreement to the terms and conditions of this Amendment Letter by signing the acceptance on the enclosed duplicate of this letter and procuring that the Guarantor does the same.

9	This offer will expire if the Bank does not receive your signed acceptance of this Amendment Letter, initialled on each page and duly signed, within 10 days from the date of this letter.

Yours faithfully
For and on behalf of
ABN AMRO Bank N.V.

We accept and agree to the terms of this Amendment Letter:

Executed by Aegean Marine Petroleum S.A. acting by:	/s/ S. GIANNIOTIS
Name: S. GIANNIOTIS
Title: CFO
Date:

Executed by Aegean Petroleum International Inc. acting by:	/s/ S. GIANNIOTIS
Name: S. GIANNIOTIS
Title: CFO
Date:

Executed by Aegean Oil Terminal Corporation acting by:	/s/ S. GIANNIOTIS
Name: S. GIANNIOTIS
Title: CFO
Date:

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

ABN•AMRO

We confirm in our capacity as Guarantor that we have read and understand this Amendment Letter and are aware of and understand the impact it will have on the Facility Letter, on nature of the transactions that may be financed under the Facility Letter as amended by this Amendment Letter and on the corresponding obligations that may arise under our Guarantee & Agreement granted by us in favour of the Bank dated 15 November 2011 (the Guarantee). We confirm that the Guarantee covers and shall continue to cover the obligations of the Borrowers under the Facility Letter as amended by this Amendment Letter:

Executed by Aegean Marine Petroleum Network Inc. acting by:	/s/ S. GIANNIOTIS
Name: S. GIANNIOTIS
Title: CFO
Date:

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

ABN•AMRO

Schedule 1— Facility

Collateral	Determination of Value	Collateral Value*	Limit	Max. Financing Tenor
Goods in transit, paid for, represented by a full set of original B/L's issued to order of the Bank or in negotiable form (to be) received under import (SB)L/C's **	Market value	75%	Sub Limit 2	15 days from L/C issuance date
Goods in floating storage, pledged to the Bank and either (i) paid for and represented by B/L's in the possession of the Bank, or (ii) represented by B/L's (to be) received under import L/C's (no-commingling of stock, stock report from independent inspector upon request of the Bank) **	Market value	75%	Sub Limit 1	30 days from date of transhipment
Receivables of sold and delivered goods that are not yet invoiced, assigned to the Bank, domiciling payment to the Borrower's account held with the Bank***	Sales value****	80%	Sub Limit 4	7 days from delivery date
Receivables, assigned to the Bank, domiciling payment to the Borrower's account held with the Bank***	Sales invoice value	90%	Overall Limit	45 days from delivery date
Cash deposits: charged to the Bank or held in an account in the Bank's name	Amount of the deposit	100%	Overall Limit	n.a.

*	Expressed as a percentage of the Value of the relevant Collateral.

**
Charter party B/L's showing a clause which permits delivery of the goods without the handing over of an original B/L will not act as collateral to the Bank. Goods will only be released after written approval of the Bank.

***
Payments of receivables to the Bank are to be made without offset or counterclaim. The Borrowers undertake to ensure that payment under each invoice is to be made without offset or counterclaim to Borrowers' account with the Bank. Receivables that do not comply with the foregoing or are unpaid 30 days after the due date will not be assigned a Collateral Value.

The Bank reserves the right to notify debtors of the assignment of their debt to the Bank and take any such action as it may deem necessary to ensure the Bank's security over the debt is perfected. Such action will be notified to the Borrowers when considered appropriate.

For financing of receivables a cap of maximum USD 5,000.000 per off-taker applies  (exceptions to be approved by the Bank at the Bank's sole discretion).

****	As set out in the Collateral Report

Commission and Fees	Documentary fees:
	-	An all-in fee of 1.75‰ over the maximum of the L/C amount will be payable per quarter or part thereof.

	-	An all-in fee of 2‰ over the maximum of the SBL/C amount will be payable per quarter or part thereof.

An all-in fee of 1.25‰ over open account payment will be payable flat.

Arrangement fee: USD 250,000 flat per annum, payable by the Borrowers upon first signature of the Facility Letter and subsequently on an annual basis.

Expenses and costs:  fees and expenses (including, but not limited to legal fees and out-of-pocket expenses) incurred by the Bank in preparing, perfecting and maintaining the Facility, the Security Documents and the Collateral or in connection with enforcing its Security Interests are to be borne by the Borrowers and payable upon demand.

All such fees and commissions for may be charged to Borrowers' accounts held

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

with the Bank.
Interest Rate	For Overdrafts and Advances: Cost of Funds + Margin of 2.40% per cent per annum

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank